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                                                                  Exhibit 21.1

4Front Technologies
4Front Group PLC.
4Front Group (UK) Limited
Penegan Training Limited
K2 Systems PLC
4Front Services Limited
4Front Networks Limited
Hammer Distribution Limited
4Front Software Limited
Datapro Computers Group Limited
Firstpoint Limited
4Front Products Limited
Datapro Computers Limited
Allied Business Systems Limited
Shortlands Computing Services Limited
Xanadu Systems Limited (Dormant)
V2 Electronics Limited (Dormant)
Mitre Technology Limited (Dormant)
4Help Software Support Limited (Dormant)
Eurosystems G.A. France S.A.
Nettix S.A.
Eurosystems G.A. Belgium NV
4Front Technologies France S.A.
Decision Systems S.A.
I-NEA S.A.
Labfire Limited
Memoriex Telex Italia